Exhibit 5.1

One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, NY 11021

June 1, 2007

One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, NY 11021

Gentlemen:

I am Senior Vice President and Senior Counsel to One Liberty Properties, Inc. (the “Company”). In such capacity, I have supervised the preparation and filing of a Registration Statement by the Company on Form S-3 for the registration under the Securities Act of 1933, as amended, of 750,000 shares of common stock, par value $1.00 per share (“Common Stock”). All of such shares have been registered for issuance pursuant to a Dividend Reinvestment Plan of the Company.

In my capacity as counsel, I am familiar with the Articles of Incorporation, as amended, and the By-Laws, as amended, of the Company and with the corporate proceedings taken by the Company in connection with the preparation and filing of such Registration Statement and in connection with the issuance and sale of the shares of Common Stock to which the Registration Statement relates.

Based upon the foregoing, I am of the opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of Maryland.

2.
The 750,000 shares of Common Stock to be sold by the Company as described in the Registration Statement have been duly authorized and when issued and sold as described in the Registration Statement will be legally issued, fully paid and non-assessable.

I know that I am referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

Simeon Brinberg
Senior Vice President and
Senior Counsel